Exhibit 99.1

             Record Sales and Earnings Again for J & J Snack Foods

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 26, 2007--J & J Snack
Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 30, 2007.

    Sales for the third quarter increased 16% to $162.5 million from $140.1 million in last year's third quarter. Net earnings increased 16% to $12.5 million from $10.8 million last year. Earnings per diluted share were $.66 for the June quarter compared to $.57 last year. Operating income increased 12% to $18.8 million this year from $16.7 million in the year ago period.

    For the nine months ended June 30, 2007, sales increased 13% to $406.7 million from $360.7 million in last year's nine months. Net earnings increased 21% to $21.6 million in the nine months from $17.9 million last year. Earnings per diluted share were $1.14 for the nine months compared to $.95 last year. Operating income increased 19% to $32.1 million from $26.9 million in the year ago period.

    Operating expenses in last year's quarter and nine months include an impairment charge of $1.2 million for the writedown of robotic packaging equipment. Excluding the writedown of this equipment in last year's quarter, operating income increased $865,000, or 5%, for the quarter and $4.0 million, or 14%, for the nine months.

    Operating expenses were reduced by $896,000 of other general income in this year's quarter compared to $71,000 in the year ago period. Excluding the writedown of the robotic packaging equipment in last year's quarter and the increase in other general income this year, operating income was essentially unchanged for the quarter and up $3.2 million, or 11%, for the nine months.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented; "Although we benefited from positive results from both of our recently acquired companies, Hom/Ade Foods and Daddy Ray's, and a strong showing by our ICEE and SLUSH PUPPIE business, our quarter's results were impacted by continuing escalating costs of commodities including flour and dairy products."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B'S biscuits and dumplings, DADDY RAY'S fig and fruit bars, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.



                                 Consolidated Statement of Operations
                                 -------------------------------------
                                 Three Months Ended Nine Months Ended
                                 ------------------ ------------------
                                 June 30,  June 24, June 30,  June 24,
                                    2007     2006      2007     2006
                                 --------- -------- --------- --------
                                            (in thousands)

Net sales                        $ 162,510 $140,132 $ 406,692 $360,747
Cost of goods sold                 106,852   89,399   273,379  241,671
                                 --------- -------- --------- --------
  Gross profit                      55,658   50,733   133,313  119,076
Operating expenses                  36,852   33,985   101,177   92,137
                                 --------- -------- --------- --------
Operating income                    18,806   16,748    32,136   26,939
Other income                           451      746     1,914    2,145
                                 --------- -------- --------- --------
  Earnings before income taxes      19,257   17,494    34,050   29,084
Income taxes                         6,760    6,708    12,415   11,151
                                 --------- -------- --------- --------
  Net earnings                   $  12,497 $ 10,786 $  21,635 $ 17,933
                                 ========= ======== ========= ========

Earnings per diluted share       $     .66 $    .57 $    1.14 $    .95
Earnings per basic share         $     .67 $    .58 $    1.16 $    .97
Weighted average number of
 diluted shares                     19,055   18,866    18,988   18,792
Weighted average number of basic
 shares                             18,677   18,469    18,606   18,394




                                        Consolidated Balance Sheets
                                     ---------------------------------
                                     June 30, 2007  September 30, 2006
                                     -------------  ------------------
                                              (in thousands)

Current assets                       $     154,890  $          172,244
Property, plant & equipment, net            93,003              85,447
Goodwill, net                               59,874              57,948
Other intangibles, net                      59,529              22,669
Other assets                                 2,666               2,500
                                     -------------  ------------------
  Total                              $     369,962  $          340,808
                                     =============  ==================

Current liabilities                         67,046              59,089
Deferred income taxes                       18,211              18,211
Other long term obligations                    487                 635
Stockholders' equity                       284,218             262,873
                                     -------------  ------------------
  Total                              $     369,962  $          340,808
                                     =============  ==================


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore
             Senior Vice President
             Chief Financial Officer
             856-665-9533, x 268